Exhibit 99.1

Clearwater Paper Reports Second Quarter 2020 Results

SPOKANE, Wash.--(BUSINESS WIRE)--August 4, 2020 --Clearwater Paper Corporation (NYSE:CLW), a premier supplier of quality tissue and bleached paperboard products, today reported financial results for the second quarter and first six months of 2020.
SECOND QUARTER HIGHLIGHTS
•Delivered strong performance due to continued elevated demand for tissue products and solid operational execution
•Net income of $23 million, or $1.36 per diluted share and Adjusted EBITDA of $79 million
•Net debt reduction of over $100 million and liquidity improved to $264 million

"We continue to remain focused on two priorities – the health and safety of our employees and continuing to safely operate our facilities to meet the needs of our customers,” said Arsen Kitch, president and chief executive officer. “In the second quarter, we achieved a quarterly record Adjusted EBITDA due to elevated demand and production in tissue, stable paperboard performance and lower input costs, which resulted in strong free cash flow used to reduce our net debt.”
OVERALL RESULTS
For the second quarter of 2020, Clearwater Paper reported net sales of $480 million, a 6% increase compared to net sales of $452 million for the second quarter of 2019. Net income for the second quarter of 2020 was $23 million, or $1.36 per diluted share, compared to net loss for the second quarter of 2019 of $0.4 million, or $0.03 per diluted share. On a non-GAAP basis, Clearwater Paper reported adjusted net income in the second quarter of 2020 of $28 million, or $1.67 per diluted share, compared to second quarter 2019 adjusted net income of $2 million, or $0.15 per diluted share. Adjusted EBITDA for the quarter was $79 million, compared to the second quarter of 2019 Adjusted EBITDA of $44 million.
For the first six months of 2020, Clearwater Paper reported net sales of $958 million, a 9% increase compared to net sales of $881 million for the first six months of 2019. Net income for the first six months of 2020 was $33 million, or $1.99 per diluted share, compared to net income for the first six months of 2019 of $3 million, or $0.21 per diluted share. On a non-GAAP basis, Clearwater Paper reported adjusted net income in the first six months of 2020 of $37 million, or $2.24 per diluted share, compared to the first six months of 2019 adjusted net income of $6 million, or $0.34 per diluted share. Adjusted EBITDA for the first six months of 2020 was $134 million, compared to the first six months of 2019 Adjusted EBITDA of $84 million.
Consumer Products Segment
Net sales in the Consumer Products segment were $275 million for the second quarter of 2020, up 23% compared to the second quarter 2019 net sales of $224 million. In the second quarter of 2020, converted case shipments reached 16.0 million cases, an increase of 28% compared to 12.5 million cases shipped in the second quarter of 2019. Segment operating income for the second quarter of 2020 was $37 million compared to operating loss of $5 million in the second quarter of 2019. Adjusted EBITDA for the segment was $54 million in the second quarter of 2020, up from $12 million in the second quarter of 2019. The increase in operating income and Adjusted EBITDA was primarily due to increased production and shipment volumes from elevated demand which drove improvement in fixed cost absorption. The company also realized benefits from lower external pulp prices and freight costs.
Net sales in the Consumer Products segment were $541 million for the first six months of 2020, up 21% compared to the first six months 2019 net sales of $448 million. In the first six months of 2020, converted case shipments reached 31.2 million cases, an increase of 26% compared to 24.8 million cases shipped in the first six months of 2019. Segment operating income for the first six months of 2020 was $51 million, compared to operating loss of $4 million in the first six months of 2019. Adjusted EBITDA for the segment was $85 million in the first six months of 2020, up from $28 million in the first six months of 2019.
Tissue Sales Volumes and Prices:
• Total tissue volumes sold were 101,244 tons in the second quarter of 2020, an increase of 22% compared to 82,798 tons in the second quarter of 2019. Retail volumes represented 94% of total volumes sold in the second quarter of 2020, an increase from 92% in the second quarter of 2019. Total tissue volumes sold were 201,037 tons in the first six months of 2020, an increase of 21% compared to 166,420 tons in the first six months of 2019. Retail volumes represented 93% of total volumes sold in the first six months of 2020, an increase from 90% in the first six months of 2019.

• Average tissue net selling prices decreased 1% to $2,672 per ton in the second quarter of 2020, compared to $2,691 per ton in the second quarter of 2019. Average tissue net selling prices decreased 1% to $2,649 per ton in the first six months of 2020, compared to $2,679 per ton in the first six months of 2019.
Paperboard Products Segment
Net sales in the Paperboard Products segment were $205 million for the second quarter of 2020, down 10% compared to second quarter 2019 net sales of $228 million. The decrease in sales was due to lower sales volume with a positive mix partially offset by lower pricing. Segment operating income for the second quarter of 2020 was $32 million compared to $34 million for the second quarter of 2019. Adjusted EBITDA for the segment was $41 million in the second quarter of 2020, compared to $43 million in the second quarter of 2019.
Net sales in the Paperboard Product segment were $418 million for the first six months of 2020, down 4% compared to the first six months 2019 net sales of $433 million. Segment operating income for the first six months of 2020 was $59 million compared to $63 million for the first six months of 2019. Adjusted EBITDA for the segment was $77 million in the first six months of 2020, compared to $82 million in the first six months of 2019.
Paperboard Sales Volumes and Prices:
• Paperboard sales volumes were 207,410 tons in the second quarter of 2020, a decrease of 8% compared to 225,188 tons in the second quarter of 2019 partially due to a one-time increase in the second quarter of 2019 based upon the treatment of our consigned inventory. Paperboard sales volumes were 418,706 tons in the first six months of 2020, a decrease of 2% compared to 428,022 tons in the first six months of 2019.
• Paperboard average net selling price decreased 2% to $984 per ton for the second quarter of 2020, compared to $1,004 per ton in the second quarter of 2019. Paperboard average net selling price decreased 1% to $991 per ton for the first six months of 2020, compared to $1,003 per ton in the first six months of 2019.
COMPANY OUTLOOK
"For the upcoming quarter, our primary focus will remain the health and safety of our employees while we continue to operate our facilities and service customers. Demand for tissue products is expected to remain at elevated levels due to COVID-19 but slowly normalize as retail in-stock conditions and inventories continue to improve. We are also closely monitoring economic conditions and assessing the impact on our business for the balance of the year,” Kitch concluded.
WEBCAST INFORMATION
Clearwater Paper Corporation will discuss these results during an earnings conference call that begins at 2:00 p.m. Pacific Time today. A live webcast and accompanying supplemental information will be available on the company's website at http://ir.clearwaterpaper.com. A replay of today's conference call will be available on the website at http://ir.clearwaterpaper.com/results.cfm beginning at 5:00 p.m. Pacific Time today.

ABOUT CLEARWATER PAPER
Clearwater Paper is a premier supplier of private label tissue to major retailers and wholesale distributors, including grocery, drug, mass merchants and discount stores.  In addition, the company produces bleached paperboard used by quality-conscious printers and packaging converters, and offers services that include custom sheeting, slitting and cutting.  Clearwater Paper's employees build shareholder value by developing strong relationships through quality and service.
USE OF NON-GAAP MEASURES
In this press release, the company presents certain non-GAAP financial information for the second quarter and first six months of 2020 and 2019, including adjusted income (loss) and Adjusted EBITDA. Because these amounts are not in accordance with GAAP, reconciliations to net income (loss) as determined in accordance with GAAP are included in the tables at the end of this press release. The company presents these non-GAAP amounts because management believes they assist investors and analysts in comparing the company's performance across reporting periods on a consistent basis by excluding items that the company does not believe are indicative of its core operating performance. In addition, the company uses Adjusted EBITDA: (i) as factors in evaluating management’s performance when determining incentive compensation, (ii) to evaluate the effectiveness of the company's business strategies, and (iii) because the company's credit agreement and the indentures governing the company's outstanding notes use metrics similar to Adjusted EBITDA to measure the company's compliance with certain covenants.
FORWARD-LOOKING STATEMENTS
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as amended, including statements regarding the health and safety of company’s employees, product demand, retail in-stock conditions and inventories and general economic conditions. These forward-looking statements are based on current expectations, estimates, assumptions, and projections that are subject to change, and actual results may differ materially from the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to: the impacts of the COVID-19 pandemic on our business and operations; competitive pricing pressures for the company’s products, including as a result of increased capacity, as additional manufacturing facilities are operated by the company’s competitors; the loss of, changes in prices in regard to, or reduction in, orders from a significant customer; changes in the cost and availability of wood fiber and wood pulp; changes in transportation costs and disruptions in transportation services; changes in customer product preferences and competitors' product offerings; larger competitors having operational and other advantages; customer acceptance and timing and quantity of purchases of the company’s tissue products, including the existence of sufficient demand for and the quality of tissue produced by the company’s expanded Shelby, North Carolina operations; consolidation and vertical integration of converting operations in the paperboard industry; the company’s ability to successfully implement its operational efficiencies and cost savings strategies, along with related capital projects, and achieve the expected operational or financial results of those projects, including from the continuous digester at the company’s Lewiston, Idaho facility; changes in the U.S. and international economies and in general economic conditions in the regions and industries in which the company operates; manufacturing or operating disruptions, including IT system and IT system implementation failures, equipment malfunctions and damage to the company’s manufacturing facilities; cyber-security risks; changes in costs for and availability of packaging supplies, chemicals, energy, and maintenance and repairs; labor disruptions; cyclical industry conditions; changes in expenses, required contributions, and potential withdrawal costs associated with the company’s pension plans; environmental liabilities or expenditures; reliance on a limited number of third-party suppliers for raw materials; the company’s ability to attract, motivate, train and retain qualified and key personnel; material weaknesses in the company’s internal control over financial reporting; the company’s substantial indebtedness and ability to service its debt obligations; restrictions on the company’s business from debt covenants and terms; negative changes in the company’s credit agency ratings; changes in laws, regulations or industry standards affecting the company’s business; and other risks and uncertainties described from time to time in the company's public filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2019. The forward-looking statements are made as of the date of this press release and the company does not undertake to update any forward-looking statements based on new developments or changes in the company's expectations after the date of this press release

Clearwater Paper Corporation
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions, except per-share data)	2020	2019	2020	2019
Net sales	$480.5	$452.0	$958.4	$880.8
Costs and expenses:
Cost of sales	396.7	409.8	819.7	794.1
Selling, general and administrative expenses	32.6	26.5	60.1	56.9
Other operating charges, net	3.0	0.4	11.5	0.1
Total operating costs and expenses	432.4	436.7	891.4	851.1
Income from operations	48.1	15.3	67.0	29.7
Interest expense, net	(12.0)	(10.9)	(24.9)	(19.4)
Other non-operating expense	(2.0)	(1.5)	(3.8)	(2.8)
Debt retirement costs	(1.0)	—	(1.0)	—
Total non-operating expense	(14.9)	(12.4)	(29.6)	(22.2)
Income before income taxes	33.2	2.9	37.3	7.5
Income tax provision	10.4	3.3	4.2	4.0
Net income (loss)	$22.8	$(0.4)	$33.1	$3.4

Net income (loss) per common share:
Basic	$1.37	$(0.03)	$2.00	$0.21
Diluted	1.36	(0.03)	1.99	0.21
Average shares outstanding (in thousands):
Basic	16,594	16,539	16,575	16,528
Diluted	16,686	16,539	16,644	16,552

Clearwater Paper Corporation
Condensed Consolidated Balance Sheets
(Unaudited)

(In millions, except share data)	June 30, 2020	December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$48.2	$20.0
Restricted cash	—	1.4
Receivables, net	191.9	159.4
Inventories	235.3	281.4
Other current assets	9.0	3.6
Total current assets	484.4	465.8
Property, plant and equipment, net	1,219.7	1,257.7
Operating lease right-of-use assets	68.2	73.1
Goodwill and intangibles, net	50.4	52.0
Other assets, net	18.7	29.1
TOTAL ASSETS	$1,841.5	$1,877.7
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term debt	$1.6	$17.9
Trade payables	137.5	158.2
Accrued compensation	47.3	45.0
Other accrued liabilities	61.1	59.3
Total current liabilities	247.5	280.4
Long-term debt	827.9	884.5
Long-term operating lease liabilities	60.1	65.6
Liability for pension and other postretirement employee benefits	74.4	76.6
Other long-term obligations	21.6	17.3
Deferred tax liabilities	139.3	121.3
TOTAL LIABILITIES	1,370.7	1,445.7

Common stock	—	—
Paid in capital	11.8	9.8
Retained earnings	514.8	481.7
Accumulated other comprehensive loss, net of tax	(55.8)	(59.5)
TOTAL STOCKHOLDERS' EQUITY	470.8	432.0
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,841.5	$1,877.7

Clearwater Paper Corporation
Consolidated Statements of Cash Flows
(Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2020	2019	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$22.8	$(0.4)	$33.1	$3.4
Adjustments to reconcile net income (loss) to net cash flows provided by operating activities:
Depreciation and amortization	27.8	28.5	55.8	54.3
Equity-based compensation expense	3.4	1.2	4.8	2.1
Deferred taxes	8.9	4.3	10.7	5.2
Pension and other post employment benefit plans	1.2	0.3	2.0	0.3
Debt retirement costs	1.0	—	1.0	—
Gain on divested assets	—	—	(1.4)	—
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	18.8	(2.7)	(18.5)	(25.8)
(Increase) decrease in inventory	5.1	(3.4)	46.1	(25.0)
(Increase) decrease in other current assets	3.6	3.1	(5.4)	(5.7)
Increase (decrease) in trade payables	(11.6)	3.5	(24.6)	(7.3)
Increase (decrease) in accrued compensation	16.5	7.7	5.6	(4.2)
Increase in other accrued liabilities	10.4	2.8	10.3	16.3
Other, net	1.2	(0.8)	1.6	1.2
Net cash flows provided by operating activities	109.0	44.1	121.1	14.7
CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property, plant and equipment	(7.3)	(36.8)	(17.8)	(108.4)
Net cash flows used in investing activities	(7.3)	(36.8)	(17.8)	(108.4)
CASH FLOWS FROM FINANCING ACTIVITIES
Borrowings of short-term debt	20.0	146.6	108.5	436.9
Repayments of borrowings on short-term debt	(73.9)	(123.8)	(122.7)	(322.8)
Repayments of long-term debt	(60.4)	—	(61.5)	—
Other, net	—	(0.4)	(0.9)	(1.1)
Net cash flows provided by (used in) financing activities	(114.3)	22.4	(76.5)	113.0
Increase (decrease) in cash, cash equivalents and restricted cash	(12.6)	29.7	26.7	19.3
Cash, cash equivalents and restricted cash at beginning of period	61.8	14.6	22.4	24.9
Cash, cash equivalents and restricted cash at end of period	$49.2	$44.3	$49.2	$44.3

Clearwater Paper Corporation
Segment Information
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2020	2019	2020	2019
Segment net sales:
Consumer Products	$275.1	$224.3	$540.8	$447.7
Paperboard	205.4	227.7	417.6	433.1
Total segment net sales	$480.5	$452.0	$958.4	$880.8

Operating income:
Consumer Products	$36.6	$(5.1)	$50.9	$(3.9)
Paperboard	32.2	33.6	58.7	63.0
Corporate	(17.6)	(12.7)	(31.1)	(29.3)
Other operating charges, net	(3.0)	(0.4)	$(11.5)	(0.1)
Income from operations	$48.1	$15.3	$67.0	$29.7

Clearwater Paper Corporation
Reconciliation of Non-GAAP Financial Measures
Adjusted EBITDA
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2020	2019	2020	2019
Net income	$22.8	$(0.4)	$33.1	$3.4
Add back:
Income tax provision (benefit)	10.4	3.3	4.2	4.0
Interest expense, net	12.0	10.9	24.9	19.4
Depreciation and amortization expense	27.8	28.5	55.8	54.3
Other operating charges, net[1]	3.0	0.4	11.5	0.1
Other non-operating expense	2.0	1.5	3.8	2.8
Debt retirement costs	1.0	—	1.0	—
Adjusted EBITDA	$79.0	$44.3	$134.3	$84.1

Consumer Products income	$36.6	$(5.1)	$50.9	$(3.9)
Depreciation and amortization	17.1	17.4	34.4	32.1
Consumer Products Adjusted EBITDA	$53.7	$12.3	$85.3	$28.2

Paperboard income	$32.2	$33.6	$58.7	$63.0
Depreciation and amortization	9.2	9.5	18.5	19.0
Paperboard Adjusted EBITDA	$41.4	$43.1	$77.2	$82.0

Corporate expenses	$(17.6)	$(12.7)	$(31.1)	$(29.3)
Depreciation and amortization	1.5	1.6	3.0	3.2
Corporate Adjusted EBITDA	$(16.2)	$(11.1)	$(28.1)	$(26.1)

Consumer Products	$53.7	$12.3	$85.3	$28.2
Paperboard	41.4	43.1	77.2	82.0
Corporate	(16.2)	(11.1)	(28.1)	(26.1)
Adjusted EBITDA	$79.0	$44.3	$134.3	$84.1
1 Other operating charges, net consist of amounts unrelated to ongoing core operating activities. Please refer to Footnote 9 within Clearwater Paper's Form 10-Q filed with the SEC for the period end June 30, 2020 for the detailed breakout of this amount.

Clearwater Paper Corporation
Reconciliation of Non-GAAP Financial Measures
Adjusted Net Income
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions, except per-share data)	2020	2019	2020	2019
Net income	$22.8	$(0.4)	$33.1	$3.4
Add back:
Income tax provision	10.4	3.3	4.2	4.0
Income before income taxes	33.2	2.9	37.3	7.4

Add back:
Debt retirement costs	1.0	—	1.0	—
Other operating charges, net	3.0	0.4	11.5	0.1
Adjusted net income before tax	$37.2	$3.3	$49.8	$7.5
Normalized income tax provision	9.3	0.8	12.5	1.9
Adjusted net income	$27.9	$2.5	$37.4	$5.6

Weighted average diluted shares	16,686	16,539	16,644	16,552

Adjusted net income per diluted share	$1.67	$0.15	$2.24	$0.34

Clearwater Paper Corporation

Investors contact:
Sloan Bohlen
Solebury Trout
509.344.5906

News media:
Shannon Myers
509.344.5967

investorinfo@clearwaterpaper.com